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                                                                      EXHIBIT 12

                          BORG WARNER AUTOMOTIVE, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ IN MILLIONS)

                                                                          FIXED CHARGES
                                              EARNINGS                  (INTEREST EXPENSE
                                          (EARNINGS BEFORE                EXCLUDING THE
                                        CUMULATIVE EFFECT OF               BENEFIT OF
                                          ACCOUNTING CHANGE           CAPITALIZED INTEREST
                                     INCREASED BY FIXED CHARGES,     AND INCLUDING ONE-THIRD
                                        CAPITALIZED INTEREST          OF RENTAL EXPENSE --
                                        AMORTIZATION EXPENSE           APPROXIMATE PORTION       RATIO OF EARNINGS
                                          AND INCOME TAXES)          REPRESENTING INTEREST)      TO FIXED CHARGES
                                     ---------------------------     -----------------------     -----------------
     1993..........................            $  77.7                        $19.9                     3.9
     1994..........................            $ 124.0                        $15.6                     7.9
     1995..........................            $ 130.8                        $18.6                     7.0
Six Months:
     1995..........................            $  72.8                        $ 9.2                     7.9
     1996..........................            $  62.7                        $ 9.0                     7.0